                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                   FORM 8-K/A
                        AMENDMENT NO. 1 TO CURRENT REPORT

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported)
                                  June 2, 2000




                  CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    New York
                 (State or Other Jurisdiction of Incorporation)

                  0-21168                           13-3253392
          (Commission File Number) (IRS Employer Identification Number)

                  5 East 80th Street, New York, New York 10021
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (212) 717-6544






                                Page 1 of 5 pages

                       Exhibit Index located on page 5

                  The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2000, which excluded certain financial statements that were not available at the time of filing, to read in its entirety as follows:


ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
                  AND EXHIBITS

(a) Financial Statements of Businesses Acquired -- Gordon Acquisition Corp. and Subsidiary

         Report of Independent Accountants

         Consolidated Balance Sheets at May 31, 1999 and 1998

         Consolidated Statements of Operations for the years ended May 31, 1999 and 1998

         Consolidated Statements of Stockholders' Equity for the years ended May 31, 1999 and 1998

         Consolidated Statements of Cash Flows for the years ended May 31, 1999 and 1998

         Notes to Consolidated Financial Statements for the years ended May 31, 1999 and 1998


         Gordon Acquisition Corp. and Subsidiary -- Unaudited Financial
         Statements

         Unaudited Condensed Consolidated Balance Sheet at February 29, 2000

         Unaudited Condensed Consolidated Statements of Operations for the nine months ended February 29, 2000 and February 28, 1999

         Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended February 29, 2000 and February 28, 1999

         Notes to Unaudited Condensed Consolidated Financial Statements for the nine months ended February 29, 2000 and February 28, 1999




                               Page 2 of 5 pages

(b)      Unaudited Pro Forma Consolidated Financial Information

         Unaudited Pro Forma Consolidated Balance Sheet at March 31, 2000

         Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999

         Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2000

         Notes to Unaudited Pro Forma Financial Statements


(c)      Exhibits


2.1* Agreement of Purchase and Sale, dated as of April 17, 2000 (the "Purchase Agreement"), among Chromatics Color Sciences International, Inc. and the shareholders and certain noteholders of Gordon Acquisition Corp.

2.2*     Amendment No. 1 to the Purchase Agreement, dated May 15, 2000.

2.3*     Amendment No. 2 to the Purchase Agreement, dated May 25, 2000.

2.4*     Amendment No. 3 to the Purchase Agreement, dated May 31, 2000.

23.1     Consent of BDO Seidman, LLP

27.1     Financial Data Schedule

27.2     Financial Data Schedule

*Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2000.

                                Page 3 of 5 pages

                                   SIGNATURES

                  Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           CHROMATICS COLOR SCIENCES
                                           INTERNATIONAL, INC.


                                           By:   /S/ Darby S. Macfarlane
                                                 ------------------------------
                                                 Name: Darby S. Macfarlane
                                                 Title: Chairperson

Date:  August 18, 2000



                                Page 4 of 5 pages

                                  EXHIBIT INDEX


2.1* Agreement of Purchase and Sale, dated as of April 17, 2000 (the "Purchase Agreement"), among Chromatics Color Sciences International, Inc. and the shareholders and certain noteholders of Gordon Acquisition Corp.

2.2*     Amendment No. 1 to the Purchase Agreement, dated May 15, 2000.

2.3*     Amendment No. 2 to the Purchase Agreement, dated May 25, 2000.

2.4*     Amendment No. 3 to the Purchase Agreement, dated May 31, 2000.

23.1     Consent of BDO Seidman, LLP

27.1     Financial Data Schedule

27.2     Financial Data Schedule

*Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2000.



                                Page 5 of 5 pages

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY

                                                                        CONTENTS

INDEPENDENT AUDITORS' REPORT                                                 3


CONSOLIDATED FINANCIAL STATEMENTS

    Consolidated Balance Sheets                                              4

    Consolidated Statements of Operations                                    5

    Consolidated Statements of Stockholders' Equity (Deficit)                6

    Consolidated Statements of Cash Flows                                    7

    Notes to Consolidated Financial Statements                            8-22

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Gordon Acquisition Corporation

We have audited the accompanying consolidated balance sheets of Gordon Acquisition Corporation and subsidiary as of May 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gordon Acquisition Corporation and subsidiary at May 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations. In addition, the Company has a working capital deficiency and a stockholders' deficit as of May 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



December 20, 1999,
     except as to the last
     paragraph of Note 6,
     which is as of February 23, 2000
     and the last paragraph of Note 11,
     which is as of April 17, 2000

 May 31,                                                                             1999                    1998
--------------------------------------------------------------------------------------------------------------------

ASSETS (Notes 5 and 6)

CURRENT ASSETS
   Cash                                                                  $          9,237        $        128,791
   Accounts receivable, net of allowance for doubtful accounts of
     $55,096 in 1999 and 1998                                                     357,455                 545,701
   Inventories (Note 3)                                                         1,007,065                 821,004
   Prepaid expenses                                                                89,599                  20,545
--------------------------------------------------------------------------------------------------------------------

Total current assets                                                            1,463,356               1,516,041






Property and equipment, net (Note 4)                                              576,538                 471,812






Goodwill, net of accumulated amortization of $179,317 in 1999 and
   $125,773 in 1998                                                             2,188,408               2,241,952






Other assets                                                                       78,010                  65,070
--------------------------------------------------------------------------------------------------------------------

                                                                         $      4,306,312        $      4,294,875
====================================================================================================================

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                                     CONSOLIDATED BALANCE SHEETS




 May 31,                                                                             1999                    1998
--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Current portion of note payable (Note 5)                              $        236,414        $        304,460
   Current portion of notes payable to related parties (Note 6)                   397,100                 371,076
   Accounts payable                                                               909,921                 131,946
   Accrued expenses                                                               116,621                  92,929
   Customer deposits                                                               51,757                  60,110
--------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                       1,711,813                 960,521

Note payable, net of current portion (Note 5)                                   2,021,447               1,694,555

Notes payable to related parties, net of current portion (Note 6)               1,499,096               1,407,126
--------------------------------------------------------------------------------------------------------------------

Total liabilities                                                               5,232,356               4,062,202
--------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 2 and 9)

SUBSEQUENT EVENTS (Notes 6, 7 and 11)

STOCKHOLDERS' EQUITY (DEFICIT) (Notes 6 and 7)
   Preferred stock, $.001 par value. Authorized 65,001 shares;
     issued and outstanding 65,000 shares of Series A preferred
     stock (aggregate liquidation preference of $1,400,100)                            65                      65
   Common stock, $.001 par value. Authorized 1,000,000 shares;
     issued and outstanding 35,000 shares                                              35                      35
   Additional paid-in capital                                                   1,379,935               1,379,935
   Accumulated deficit                                                         (2,306,079)             (1,147,362)
--------------------------------------------------------------------------------------------------------------------

Total stockholders' equity (deficit)                                             (926,044)                232,673
--------------------------------------------------------------------------------------------------------------------

                                                                         $      4,306,312        $      4,294,875
====================================================================================================================




See accompanying notes to consolidated financial statements and independent auditors' report.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                           CONSOLIDATED STATEMENTS OF OPERATIONS


Years Ended May 31,                                                                  1999                    1998
--------------------------------------------------------------------------------------------------------------------
Net sales                                                                $      4,590,649        $      4,202,600

Cost of sales                                                                   3,706,486               2,931,121
--------------------------------------------------------------------------------------------------------------------

Gross profit                                                                      884,163               1,271,479

Selling, general and administrative expenses                                    1,596,429               1,592,596
--------------------------------------------------------------------------------------------------------------------

Loss from operations                                                             (712,266)               (321,117)

Interest expense                                                                  444,856                 415,158
Other expense (income)                                                                795                  (4,225)
--------------------------------------------------------------------------------------------------------------------

Loss before income taxes                                                       (1,157,917)               (732,050)

Provision for income taxes (Note 8)                                                   800                 152,238
--------------------------------------------------------------------------------------------------------------------


Loss before cumulative effect of change in accounting principle                (1,158,717)               (884,288)

Cumulative effect of change in accounting principle                                     -                 (76,365)
--------------------------------------------------------------------------------------------------------------------


Net loss                                                                 $     (1,158,717)       $       (960,653)
====================================================================================================================


See accompanying notes to consolidated financial statements and independent auditors' report.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)




                                                                         Additional
                            Preferred Stock          Common Stock         Paid-In       Accumulated
                          ---------------------  ---------------------
                           Shares      Amount     Shares       Amount     Capital        Deficit         Total
--------------------------------------------------------------------------------------------------------------------
BALANCE, May 31, 1997       65,000   $      65     35,000   $      35   $ 1,379,935    $  (186,709)  $  1,193,326

Net loss                         -           -          -           -             -       (960,653)      (960,653)
--------------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 1998       65,000          65     35,000          35     1,379,935     (1,147,362)       232,673

Net loss                         -           -          -           -             -     (1,158,717)    (1,158,717)
--------------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 1999       65,000   $      65     35,000   $      35   $ 1,379,935    $(2,306,079)  $   (926,044)
====================================================================================================================


See accompanying notes to consolidated financial statements and independent auditors' report.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                           CONSOLIDATED STATEMENTS OF CASH FLOWS




 Years Ended May 31,                                                                 1999                    1998
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                              $     (1,158,717)       $       (960,653)
   Adjustment to reconcile net loss to cash provided by (used in)
     operating activities:
     Depreciation and amortization                                                238,948                 227,927
     Provision for and write-off of doubtful accounts                             194,672                       -
     Provision for inventory obsolescence                                         210,032                       -
     Loss on disposal                                                               5,052                       -
     Deferred income taxes                                                              -                 151,438
     Write-off of organization costs                                                    -                  76,365
     Changes in operating assets and liabilities:
       Accounts receivable                                                         (6,426)                139,263
       Due from stockholder                                                             -                  54,965
       Inventories                                                               (396,093)                 36,924
       Prepaid expenses                                                           (69,054)                471,631
       Other assets                                                               (40,300)                      -
       Accounts payable                                                           777,975                  (7,321)
       Accrued expenses                                                            23,692                 (30,620)
       Customer deposits                                                           (8,353)                  1,437
--------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                              (228,572)                161,356
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                          (267,822)                (22,044)
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from note payable                                                     500,000                       -
   Payments on note payable                                                      (241,154)               (415,068)
   Proceeds from notes payable to related parties                                 353,602                 135,000
   Payments on notes payable to related parties                                  (235,608)                      -
--------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) in financing activities                            376,840                (280,068)
--------------------------------------------------------------------------------------------------------------------

Net decrease in cash                                                             (119,554)               (140,756)

Cash, beginning of year                                                           128,791                 269,547
--------------------------------------------------------------------------------------------------------------------

Cash, end of year                                                        $          9,237        $        128,791
====================================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest                                                            $        428,980        $        576,595

     Income taxes                                                        $              -        $            800
====================================================================================================================

See accompanying notes to consolidated financial statements and independent auditors' report.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.      SUMMARY OF SIGNIFICANT     DESCRIPTION OF BUSINESS
        ACCOUNTING
        POLICIES

                                   Gordon Acquisition Corporation (the
                                   "Company"), a Delaware corporation, was
                                   incorporated in March 1996. The Company was formed as a holding company for the purpose of acquiring H.B. Gordon Manufacturing Co., Inc. (dba Gordon Laboratories, Inc.). H.B. Gordon Manufacturing Co., Inc. develops, manufactures and distributes cosmetic products.

                                   PRINCIPLES OF CONSOLIDATION

                                   The consolidated financial statements
                                   includes the accounts of Gordon Acquisition
                                   Corporation and its wholly-owned subsidiary,
                                   H.B. Gordon Manufacturing Co., Inc. All
                                   significant intercompany accounts and
                                   transactions have been eliminated in
                                   consolidation.

                                   REVENUE RECOGNITION

                                   The Company recognizes revenue at the time of shipment.

                                   INVENTORIES

                                   Inventories are valued at the lower of cost
                                   (first-in, first-out) or market (net
                                   realizable value).

                                   PROPERTY AND EQUIPMENT

                                   Property and equipment are stated at cost.
                                   Depreciation and amortization are calculated under the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Leasehold improvements are amortized over the lesser of the life of the asset or term of the lease. The following summarizes the estimated useful lives for financial reporting purposes:

                                                                     Years
                                  ----------------------------------------

                                  Machinery and equipment             3-7
                                  Furniture and fixtures                7
                                  Leasehold improvements                5
                                  ----------------------------------------

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.      SUMMARY OF SIGNIFICANT     GOODWILL
        ACCOUNTING
        POLICIES                   Goodwill represents the excess of the
        (CONTINUED)                purchase price over net assets acquired
                                   and is amortized on a straight line basis over 40 years.

                                   LONG-LIVED ASSETS

                                   The Company reviews the carrying amount of its long-lived and identifiable intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                                   ORGANIZATION COSTS

                                   Effective June 1, 1997, the Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities". This statement requires costs of start-up activities and organization costs to be expensed as incurred. The write-off of unamortized organization costs of $76,365 is reflected as a cumulative effect of a change in accounting principle in the accompanying 1998 consolidated statement of operations.

                                   DEBT ISSUANCE COSTS

                                   The costs related to the issuance of debt are capitalized and amortized over the life of the related debt instrument.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.      SUMMARY OF SIGNIFICANT     INCOME TAXES
        ACCOUNTING
        POLICIES                   The Company  accounts for income taxes using
        (CONTINUED)                the liability  method.  This method
                                   generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities. A valuation allowance is established, when necessary, to reduce the deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be realized. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment.

                                   STOCK-BASED COMPENSATION

                                   The Company applies APB Opinion 25,
                                   "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for its employee stock option plans, unless the exercise price of options granted is less than fair market value on the date of grant. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

                                   USE OF ESTIMATES

                                   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.      SUMMARY OF SIGNIFICANT     CONCENTRATION OF CREDIT RISK
        ACCOUNTING
        POLICIES                   Credit  is  extended  for  all  customers
        (CONTINUED)                based  on  financial  condition  and,
                                   generally, collateral is not required. Credit losses are provided for in the financial statements. The Company had sales to two customers which represented 30% and 11%, respectively, of net sales in 1999. The accounts receivable balance from these customers were 38% and 3% of total accounts receivable at May 31, 1999, respectively. The
                                   Company had sales to two customers which represented 31% and 11%, respectively, of net sales in 1998.

                                   RECLASSIFICATIONS

                                   Certain reclassifications have been made to the prior year financial statements to be consistent with the 1999 presentation.

2.      GOING CONCERN              The accompanying consolidated financial
                                   statements have been prepared assuming the Company will continue as a going concern.
                                   During the years ended May 31, 1999 and 1998, the Company experienced operating losses of $712,266 and $321,117, respectively. The
                                   Company has a working capital deficiency of $248,457 and a stockholders' deficit of $926,044 at May 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                   The Company has taken certain actions in an effort to become profitable and improve cash flow from operations in the future. These actions included an aggressive sales campaign to significantly increase revenues in fiscal year 2000 and the relocation of the Company's manufacturing facility in July 1999 to provide the necessary capacity in order to manufacture the products in support of the increased revenues.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




2.      GOING CONCERN              The  Company is also  implementing  a
        (CONTINUED)                corporate  finance  program  designed  to
                                   improve its working capital structure by considering alternatives to its existing debt financing. The Company is actively searching for alternative financing, which may include the private placement of certain debt and equity securities. Finally, management continues to implement plans to increase revenues, reduce existing cost structures, improve operating efficiencies, and strengthen the Company's operating infrastructure. Although management has been successful in obtaining working capital to fund operations to date, there can be no assurance that the Company will be able to generate additional capital in the future.

3.      INVENTORIES                Inventories consist of the following:

                                  May 31,                                                1999              1998
                                  --------------------------------------------------------------------------------
                                  Raw materials                               $       570,111   $       611,571
                                  Work-in-progress                                    309,554           201,949
                                  Finished goods                                      127,400             7,484
                                  --------------------------------------------------------------------------------

                                                                              $     1,007,065   $       821,004
                                  ================================================================================

4.      PROPERTY AND              Property and equipment consist of the
        EQUIPMENT                 following:

                                  May 31,                                                1999              1998
                                  --------------------------------------------------------------------------------
                                  Machinery and equipment                     $       811,753   $       770,040
                                  Furniture and fixtures                                9,128             8,724
                                  Leasehold improvements                              224,556            15,000
                                  --------------------------------------------------------------------------------
                                                                                    1,045,437           793,764

                                  Accumulated depreciation and
                                     amortization                                    (468,899)         (321,952)
                                  --------------------------------------------------------------------------------

                                                                              $       576,538   $       471,812
                                  ================================================================================

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.      NOTE PAYABLE               Note payable to a finance company is secured
                                   by substantially all of the assets of H.B.
                                   Gordon Manufacturing Co., Inc., bears
                                   interest at a fixed rate of 12.25%, and is payable in monthly principal and interest installments of $41,992 through the maturity date of December 2005. An executive officer of the Company has provided a guaranty in connection with the note payable.

                                   Principal maturities of the note payable are as follows:

                                  Year ending May 31,
                                  ----------------------------------------------------------------------------------
                                     2000                                                        $        236,414
                                     2001                                                                 267,534
                                     2002                                                                 302,750
                                     2003                                                                 342,601
                                     2004                                                                 387,699
                                     Thereafter                                                           720,863
                                  ----------------------------------------------------------------------------------
                                                                                                 $      2,257,861
                                  ==================================================================================

                                   The note payable agreement contains certain covenants and also restricts the payment of dividends. At May 31, 1999, the Company was in compliance with, or had obtained waivers for, all such covenants.

6.      NOTES PAYABLE              Notes payable to related parties consist of
        TO RELATED PARTIES         the following:

                                  May 31,                                                   1999             1998
                                 -----------------------------------------------------------------------------------
                                 Note  payable  to  stockholder;   secured  by
                                    substantially  all of the  assets  of H.B.
                                    Gordon     Manufacturing     Co.,    Inc.;
                                    subordinated  to note  payable  to finance
                                    company (Note 5); bearing  interest at 8%;
                                    payable     in     quarterly      interest
                                    installments     through    April    1999.
                                    Principal     and    interest     payments
                                    aggregating   $43,640  are  due  quarterly
                                    commencing  July 1999  through  April 2003
                                    and   $120,950   per  quarter   thereafter
                                    through April 2004.                           $      928,718   $      928,718

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.      NOTES PAYABLE
        TO RELATED PARTIES
        (CONTINUED)                May 31,                                              1999               1998
                                   -----------------------------------------------------------------------------------
                                 Note  payable  to  stockholder;   secured  by
                                    substantially  all of the  assets  of H.B.
                                    Gordon     Manufacturing     Co.,    Inc.;
                                    subordinated  to note  payable  to finance
                                    company  (Note  5);  bearing  interest  at
                                    12.78%;  payable in monthly  principal and
                                    interest  installments  of $9,035  through
                                    the maturity date of May 2003.                       336,462          397,431

                                 Note  payable  to  stockholder;   secured  by
                                    substantially  all of the  assets  of H.B.
                                    Gordon     Manufacturing     Co.,    Inc.;
                                    subordinated  to note  payable  to finance
                                    company (Note 5); bearing  interest at 8%;
                                    payable   in   quarterly   principal   and
                                    interest   payments  of  $38,769   through
                                    April 2000.                                          142,414          317,053

                                 Notes  payable.  In the event of  default  of
                                    the  note,   50%  of   principal   may  be
                                    converted  into common stock at $21.53 per
                                    share  prior to  repayment;  additionally,
                                    if not converted  prior to repayment,  the
                                    lender has up to 30 days  after  repayment
                                    to   purchase   common   stock   with   an
                                    aggregate  value  of 50%  of the  original
                                    note  amount at $21.53 per share.  Bearing
                                    interest   ranging   from   10%  to   15%;
                                    principal  and  interest  due  on  various
                                    dates through December 1999. (1)                     140,000          135,000

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



6.      NOTES PAYABLE
        TO RELATED PARTIES
        (CONTINUED)              May 31,                                                 1999               1998
                                 -----------------------------------------------------------------------------------
                                 Notes  payable;  secured by certain  accounts
                                    receivable;  subordinated  to note payable
                                    to  finance   company  (Note  5);  bearing
                                    interest at 10%;  principal  and  interest
                                    due on various  dates  through  July 1999;
                                    stock  option to purchase  1,875 shares of
                                    common  stock at  $10.65  per share for an
                                    eight-year   period  to  be  granted  upon
                                    maturity. (1)                                        266,458                -

                                 Notes  payable;  secured by certain  accounts
                                    receivable;  subordinated  to note payable
                                    to  finance   company  (Note  5);  bearing
                                    interest at 10%;  principal  and  interest
                                    due July 1999;  stock  option to  purchase
                                    225  shares of common  stock at $10.65 per
                                    share  for  an  eight-year  period  to  be
                                    granted   upon   maturity.    Such   notes
                                    payable were repaid in full  subsequent to
                                    May 31, 1999.                                         32,144                -

                                 Note payable;  principal and accrued interest
                                    of $52,000 due May 1999.                              50,000                -
                                 -----------------------------------------------------------------------------------

                                                                                       1,896,196        1,778,202

                                 Current portion                                        (397,100)        (371,076)
                                 -----------------------------------------------------------------------------------

                                                                                  $    1,499,096   $    1,407,126
                                 ===================================================================================

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





6.      NOTES PAYABLE              Principal maturities of the notes payable to
        TO RELATED PARTIES         related parties are as follows:
        (CONTINUED)

                                  Year ending May 31,
                                  ----------------------------------------------------------------------------------
                                     2000                                                        $        397,100
                                     2001                                                                 190,437
                                     2002                                                                 616,762
                                     2003                                                                 230,648
                                     2004                                                                 461,250
                                  ----------------------------------------------------------------------------------

                                                                                                 $      1,896,196
                                  ==================================================================================

                                   The note payable to stockholder agreements contain certain covenants. At May 31, 1999, the Company was in compliance with, or had obtained waivers for, all such covenants.

                                    (1) On February 23, 2000, the Company
                                        amended the agreements for notes payable to related parties. Such amendments extend the maturity date to February 23, 2002 and adjust the interest rate on the notes to 15%, payable annually. As a result of the extension of the maturity date for these notes, they have been included in non-current liabilities in the accompanying 1999 balance sheet. In connection with the amendments, the Company issued certain warrants to purchase shares of common stock at $.01 per share, which is at a discount from the fair value. The Company issued warrants to purchase an aggregate of 3,473 shares of common stock on the date of the amended agreements and is obligated to issue additional warrants to purchase up to an aggregate of 10,199 shares of common stock on a prorated quarterly basis through the final maturity date of the notes. In the event of a partial or full prepayment of any of the notes, the number of warrants to be issued to the noteholder will be prorated accordingly.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





7.      STOCKHOLDERS' EQUITY       PREFERRED STOCK

                                   The Company has authorized 65,001 shares of preferred stock, of which 65,000 shares are designated as Series A Preferred Stock and one share is designated as Series B Preferred Stock. The shares of Series A Preferred Stock have a liquidation preference of $21.54 per share and are convertible into common stock at an initial conversion price of $21.54 per share. The shares of Series B Preferred Stock are not convertible into shares of common stock and have no liquidation preference. In the event the Company declares and pays a dividend, the holders of Common Stock and the Series A Preferred Stock, on an as converted basis, shall share such dividend on a pro rata basis. In no event shall dividends be paid on the Series B Preferred Stock.

                                   STOCK OPTIONS

                                   In February 1998, the Company's Board of
                                   Directors adopted the 1998 Stock Option Plan
                                   (the "Plan"). The Plan is administered by a committee appointed by the Board of Directors (the "Committee") which determines the recipients and the terms of the options granted. The Plan provides that options granted may be either incentive stock options or non-qualified options. Options may be granted to eligible employees, directors and consultants to purchase shares of the Company's common stock at a price generally not less than 100% of the fair market value of the common stock on the date of grant. The Plan provides for the granting of options for up to 10,000 shares of the Company's common stock. Subject to termination of employment, options may expire up to ten years from the date of grant.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS






7.      STOCKHOLDERS' EQUITY       A summary of stock option activity is as
        (CONTINUED)                follows:

                                                                    May 31, 1999                May 31, 1998
                                                              --------------------------   ------------------------
                                                                            Weighted                    Weighted
                                                                            Average                     Average
                                                                            Exercise                    Exercise
                                                               Shares       Price           Shares      Price
                                 ------------------------------------------------------------------------------------
                                 Outstanding,
                                     beginning of year            2,500       $   23.68        -          $ -
                                 Granted                          5,000           26.91        2,500         23.68
                                 ------------------------------------------------------------------------------------

                                 Outstanding,
                                     end of year                  7,500       $   25.83        2,500      $  23.68
                                 ====================================================================================
                                 Options exercisable
                                     at year-end                  2,500       $   25.30          625      $  23.68
                                 ====================================================================================

                                   Information relating to stock options at May
                                   31, 1999 summarized by exercise price is as follows:

                                                         Options Outstanding              Options Exercisable
                                                  -----------------------------------   -------------------------
                                                                         Weighted                     Weighted
                                 Exercise                                Average                      Average
                                 Price Per                    Life       Exercise                     Exercise
                                 Share             Shares      (Year)    Price          Shares        Price
                                 ----------------------------------------------------------------------------------
                                     $    23.68       2,500     5.8       $    23.68         1,250    $    23.68
                                          26.91       5,000     7.7            26.91         1,250         26.91
                                 ----------------------------------------------------------------------------------

                                     $    23.68
                                    to    26.91       7,500     7.0       $    25.83         2,500    $    25.30
                                 ==================================================================================

                                   Statement of Financial Accounting Standards
                                   No. 123 ("SFAS 123"), "Accounting for
                                   Stock-Based Compensation", requires the
                                   Company to provide pro forma information regarding net income as if such compensation cost for the Company's stock option plans had been determined in accordance with the fair value of each stock option at the grant date by using the minimum value method with the following assumptions for grants in 1999 and 1998: 0% dividend yield; risk free interest rate of 4.74% for 1999 and 5.59% for 1998;
                                   and expected lives of 4 years.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



7.      STOCKHOLDERS' EQUITY       Under the accounting provisions of SFAS 123,
        (CONTINUED)                the Company's net loss would have been
                                   increased to the pro forma amount indicated below:

                                  Net loss                                          1999           1998
                                  ----------------------------------------------------------------------
                                      As reported                          $  (1,158,717)   $  (960,653)
                                      Pro forma                            $  (1,161,357)   $  (959,538)

                                   Between June and August 1999, the Company granted options to purchase 2,100 shares of common stock at $10.65 per share in connection with certain notes payable to related parties (see Note 6).

                                   RESTRICTIONS ON DIVIDENDS

                                   Pursuant to state law, the Company may be restricted from paying dividends to its stockholders as a result of its accumulated deficit as of May 31, 1999.

8.       INCOME TAXES              Provision for income taxes consists of the
                                   following components:

                                  Year ended May 31,                                     1999              1998
                                  --------------------------------------------------------------------------------

                                  Current:
                                     Federal                                  $             -     $           -
                                     State                                                800               800

                                    Deferred:
                                     Federal                                                -           117,901
                                     State                                                  -            33,537
                                  --------------------------------------------------------------------------------

                                                                              $           800     $     152,238
                                  ================================================================================

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS









8.      INCOME TAXES               The principle reason for the difference
        (CONTINUED)                between the Federal statutory tax rate and
                                   the Company's effective tax rate is the
                                   nonrecognition of the net operating loss carryforward benefits.

                                   The income tax effects of significant items comprising the Company's deferred tax assets and liabilities are as follows:

                                  May 31,                                                1999              1998
                                  --------------------------------------------------------------------------------
                                  Deferred tax assets:
                                     Net operating loss carryforward          $       587,276     $     324,189
                                     Reserves and allowances                          156,527            79,111
                                     Inventory capitalization                          25,719            28,981
                                     Other                                                319                47
                                  --------------------------------------------------------------------------------

                                  Total deferred tax assets                           769,841           432,328
                                  --------------------------------------------------------------------------------

                                  Deferred tax liabilities:
                                     Depreciation                                     (27,803)          (13,220)
                                  --------------------------------------------------------------------------------

                                  Net deferred tax assets                             742,038           419,108

                                  Valuation allowance                                (742,038)         (419,108)
                                  --------------------------------------------------------------------------------

                                  Net deferred tax asset/liability            $             -     $           -
                                  ================================================================================

                                   At May 31, 1999, the Company had
                                   approximately $1,600,000 in net operating loss carryforwards for Federal tax purposes expiring through 2019. For California tax purposes, the Company has approximately $800,000 in net operating loss carryforwards which expire through 2004.

                                   As a result of the Company's loss and
                                   uncertainties surrounding the realization of the net operating loss carryforward, management has determined that the realization of the deferred tax assets is not more likely than not. Accordingly, a 100% valuation allowance has been recorded.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9.      COMMITMENTS                LEASES

                                   The Company entered into an agreement with an unrelated party to lease a new corporate and manufacturing facility under a long-term non-cancelable operating lease commencing March 1, 1999 which expires in December 2006, and includes certain options to renew thereafter.

                                   The Company previously leased its office and warehouse facilities from a stockholder of the Company through August 1999.

                                   Future minimum lease payments are as follows:

                                   Year ending May 31,
                                   --------------------------------------------------------------------------------

                                      2000                                                      $        255,300
                                      2001                                                               278,400
                                      2002                                                               286,752
                                      2003                                                               295,355
                                      2004                                                               304,215
                                   Thereafter                                                            636,084
                                   --------------------------------------------------------------------------------

                                                                                                $      2,056,106
                                   ================================================================================

                                   Total rent expense, primarily for the related party lease, for the years ended May 31, 1999 and 1998 was $201,344 and $182,500, respectively.

                                   EMPLOYMENT AGREEMENTS

                                   In April 1996, the Company entered into a five-year employment agreement with the Company's President which provides for a base salary of $110,000 plus incentive compensation, which is subject to annual increases.

                                   In April 1996, the Company entered into an employment agreement with a stockholder/former officer for services to be rendered through April 1998. The agreement required a cash payment of $1,000,000 which was recorded as prepaid compensation and amortized on a straight-line basis over the service period of the agreement.

                                   GORDON ACQUISITION CORPORATION AND SUBSIDIARY


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.     YEAR 2000                  Like other companies, the Company could be
        (UNAUDITED)                adversely affected if its computer systems or
                                   the systems of its suppliers or customers do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year
                                   2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc.
                                   While the Company's project to assess and correct Year 2000 related issues has been completed, and the Company has not experienced any significant Year 2000 related events, interactions with other companies' systems make it difficult to conclude there will not be future effects. Consequently, at this time, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations.

11.     SUBSEQUENT EVENTS          FACTORING AGREEMENT

                                   On July 20, 1999, the Company entered into a factoring agreement with a finance company to sell certain accounts receivable due to the Company from its customers. Advances are limited to a maximum of $1,000,000 and the related receivables to be factored, sold or assigned are subject to the acceptance by the finance company at its sole discretion. Such receivables are sold with recourse in the event the receivable is not paid within 90 days. Advances are subject to a .5% factoring fee for every 30 day period or fraction thereof from the date the accounts receivable is purchased until the date it is paid in full or otherwise repurchased by the Company. In addition, outstanding advances bear interest at a floating fee per annum equal to the prime rate plus 2%. The finance company has a security interest in substantially all of the Company's assets.

                                   PURCHASE AGREEMENT

                                   On April 17, 2000, the Company's stockholders entered into an agreement to sell their shares of common stock to Chromatics Color Sciences International, Inc. ("Chromatics") in exchange for common stock in Chromatics and cash with an aggregate value of approximately $6,000,000, subject to certain closing conditions.

                 GORDON ACQUISITION CORPORATION AND SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                FEBRUARY 29, 2000
                                   (UNAUDITED)




ASSETS
CURRENT ASSETS
  Cash                                                                     $    39,123
  Accounts Receivable - net of allowance
  for doubtful accounts of $55,096                                             535,684
  Inventories                                                                  952,836
  Prepaid Expenses                                                              83,972

                                                                           -----------
Total Current Assets                                                         1,611,615
                                                                           -----------

Property and Equipment                                                       1,918,436
Accumulated Depreciation                                                      (801,170)
                                                                           -----------
Property and Equipment - net                                                 1,117,266
                                                                           -----------


Goodwill - net of accumulated
amortization of $210,551                                                     2,157,174

Other Assets                                                                   120,025

                                                                           -----------
TOTAL ASSETS                                                               $ 5,006,080
                                                                           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES
  Current portion of Note Payable                                          $   209,987
  Current portion of Notes Payable to related parties                        1,144,931
  Current portion, Leases Payable                                               76,525
  Accounts Payable                                                             939,101
  Accrued expenses                                                             229,964
  Customer Deposits                                                             57,108
                                                                           -----------
Total Current Liabilities                                                    2,657,616

  Note Payable, net of current portion                                       2,118,731
  Notes Payable to related parties, net of current portion                     979,971
  Long term Leases Payable, net of current portion                             196,455
                                                                           -----------
TOTAL LIABILITIES                                                            5,952,773
                                                                           -----------


Commitments and Contingencies

  Preferred stock, $.001 par value. Authorized 65,001 shares;                       65
    issued and outstanding 65,000 shares of Series A
    preferred stock (aggregate liquidation preference of $1,400,100)
  Common stock, $.001 par value. Authorized 1,000,000                               35
     shares; issued and outstanding 35,000 shares
  Additional paid-in-capital                                                 1,379,935
  Accumulated Deficit                                                       (2,326,728)

                                                                           -----------
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                       (946,693)
                                                                           -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                    $ 5,006,080
                                                                           ===========


                        SEE NOTES TO FINANCIAL STATEMENTS

                 Gordon Acquisition Corporation and Subsidiary
                Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                               Nine Months Ended
                                               February 29 and 28

                                             2000               1999
                                         -----------        -----------
Net sales                                $ 5,621,724        $ 3,548,285


Cost of Sales                              3,930,120          2,972,082

                                         -----------        -----------
Gross profit                               1,691,604            576,203

Selling General and Administrative         1,212,665          1,012,638

                                         -----------        -----------
Income( Loss) from Operations                478,939           (436,435)


Interest Expense                             499,993            325,755
Other Expense(Income)                           (405)              (945)

                                         -----------        -----------
Net Loss                                 $   (20,649)       $  (761,245)
                                         ===========        ===========






                          See Notes to Financial Statements

GORDON ACQUISITION CORPORATION AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
              (UNAUDITED)                                       NINE MONTHS ENDED
                                                                 FEBRUARY 29 AND 28,
                                                               2000             1999

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                    $ (20,649)       $(761,245)

Adjustments to Reconcile Net Loss to Cash Provided by
     (Used in) Operating Activities
     Depreciation & Amortization                              377,540          197,461
     Provision for Bad debts                                                   150,000
     Provision for Inventory Obsolescence                                      162,000
Changes in Operating assets & Liabilities
     Accounts receivable                                     (178,229)        (204,546)
     Inventories                                               54,229           37,350
     Prepaid Expenses                                           5,627           (2,354)
     Other Assets                                             (55,695)         (45,090)
     Accounts Payable                                         (13,235)         266,665
     Accrued Expenses                                          84,714           (4,172)
     Customer Deposits                                          5,351           14,428
                                                            ---------        ---------
Cash Provided by (used in) Operating Activities               259,653         (189,503)
                                                            ---------        ---------


CASH FLOWS FROM INVESTING ACTIVITIES
     Capital Expenditures                                    (560,983)         (63,353)

                                                            ---------        ---------
Cash Used in Investing Activities                            (560,983)         (63,353)
                                                            ---------        ---------


CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from Notes Payable                              250,000          500,000
     Payment on Note Payable                                 (136,728)        (367,532)
     Payment on Notes Payable to Related Parties             (149,865)         (15,405)
     Proceeds from Related Party Debt                         407,200           15,000
     Repayment of Capital Leases                              (39,391)              --

                                                            ---------        ---------
Cash Flows from Financing Activities                          331,216          132,063
                                                            ---------        ---------


Net Increase (Decrease) in cash                                29,886         (120,793)

Cash, Beginning of period                                       9,237          128,791

                                                            ---------        ---------
Cash, End of period                                         $  39,123        $   7,998
                                                            =========        =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                           $ 499,993        $ 325,755
         Income Taxes                                       $      --        $      --
     Capital leases                                         $ 312,371        $      --



                          See Notes to Financial Statements

                Gordon Acquisition Corporation and Subsidiary
        Notes to Unaudited Condensed Consolidated Financial Statements



Note 1 - Basis of Presentation:

Nature of Report - The financial statements as of and for the periods ended February 29,2000 and February 28, 1999 are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and changes in cash flows, for all periods presented have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

Footnotes - Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended May 31, 1999.


Note 2 - Inventories:

Inventories consist of:

Raw Materials                               $ 543,117
Work in Progress                              293,326
Finished Goods                                116,393
                                            ---------
                                            $ 952,836
                                            =========


Note 3 - Subsequent Event:

On June 2, 2000, Stockholders of the Company representing approximately 85% of the outstanding stock and Related Party Debt sold their shares of common stock and debt to Chromatics Color Sciences International, Inc. ("CCSI") in exchange for common stock in CCSI and cash with an aggregate value of approximately $5,500,000.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following historical and pro forma consolidated financial information has been derived from Chromatics Color Sciences International, Inc. ("CCSI") consolidated historical financial statements for the year ended December 31, 1999 and the three months ended March 31, 2000, and Gordon Laboratories, Inc. ("Gordon") consolidated historical financial statements for the year and three months ended February 29, 2000. In preparing this pro forma data, we have used what we believe are reasonable methods to conform the basis of presentation of CCSI and Gordon's historical consolidated financial statements. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management feels are reasonable. The pro forma consolidated financial statements do not purport to represent what the results of operations or financial position of CCSI would actually have been if the acquisition of Gordon had in fact occurred on such dates, nor do they purport to project the results of operations or financial position of CCSI for any future period or as of any date, respectively.

We accounted for the Gordon acquisition using the purchase method. Under the purchase method, tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the acquisition, over the net assets acquired has been calculated as goodwill on the accompanying unaudited pro forma consolidated balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based on a preliminary valuation. We are in the process of having an appraisal performed of the net assets acquired. Based on this appraisal some assets and other intangibles may be amortized over a shorter life than the goodwill amortization period of 20 years, however, the effect of any changes is not expected to materially affect the pro forma financial statements.

We prepared the unaudited pro forma consolidated balance sheet at March 31, 2000 by combining CCSI's unaudited consolidated balance sheet at March 31, 2000 with Gordon's unaudited consolidated balance sheet at February 29, 2000, giving effect to the acquisition as though it occurred on March 31, 2000.

We prepared the unaudited pro forma statement of operations for the periods presented by combining CCSI's audited statement of operations for the year ended December 31, 1999 and its unaudited statement of operations for the three months ended March 31, 2000 with Gordon's unaudited statement of operations for the year and three months ended February 29, 2000, giving effect to the acquisition as though it occurred on January 1, 1999.

The unaudited pro forma consolidated financial statements are presented for informational purposes only. You should read this unaudited pro forma consolidated financial information in conjunction with CCSI's consolidated financial statements and the related notes thereto and Gordon's consolidated financial statements and the related notes thereto.

Chromatics Color Sciences International, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
Amounts in thousands

                                                                                                                  Pro Forma
                                                                CCSI        Gordon                               consolidated
                                                                 at           at                                      at
                                                              March 31,   February 29,     Pro Forma               March 31,
                                                                2000         2000         Adjustments                2000
                                                              ---------   ------------     ---------               ---------
ASSETS
------
CURRENT ASSETS:
---------------
Cash and equivalents                                           $  4,995        $    39       $   (609)(1)             $ 4,425
Accounts receivable                                                  66            536                                    602
Inventories                                                       1,233            953                                  2,186
Prepaid expenses                                                    113             84                                    197
                                                               --------        -------       --------                --------
     Total Current Assets                                         6,407          1,612           (609)                  7,410
                                                               --------        -------       --------                --------

Property and equipment                                              619          1,117                                  1,736
Software/Patent costs                                             1,519                                                 1,519
Other assets                                                      1,072            120                                  1,192
Goodwill                                                                         2,157          5,016 (1),(3)           7,173
                                                               --------        -------       --------                --------
     Total Assets                                              $  9,617        $ 5,006       $  4,407                $ 19,030
                                                               ========        =======       ========                ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES
-------------------
Current portion - Long-term debt                               $      -        $   287       $      -                   $ 287
Current portion - Notes payable to related parties                    -          1,145         (1,145)(2)                   -
Accounts payable - related party                                    245              -                                    245
Accounts payable/accrued expenses                                   665          1,225            397 (2),(3)           2,287
                                                               --------        -------       --------                --------
     Total Current liabilities                                      910          2,657           (748)                  2,819
                                                               --------        -------       --------                --------

LONG - TERM DEBT
----------------
Payable for purchase of Gordon Stock                                                              653 (2)                 653
Long-term debt,net of current maturities                                         2,315                                  2,315
Notes payable to related parties, net of current portion                           980           (980)(2)                   -
Senior convertible debt/accrued interest                          5,552              -                                  5,552
                                                               --------        -------       --------                --------
     Total Long - Term Debt                                       5,552          3,295           (327)                  8,520
                                                               --------        -------       --------                --------

REDEEMABLE PREFERRED STOCK                                        4,597              -              -                   4,597
                                                               --------        -------       --------                --------

STOCKHOLDERS' EQUITY( DEFICIENCY)
---------------------------------
Common stock                                                         16              -              1 (1)                  17
Additional paid in capital                                       36,552          1,380          3,155 (1)              41,087
Accumulated deficit                                             (38,010)        (2,326)         2,326 (1)             (38,010)
                                                               --------        -------       --------                --------
     Total Stockholders' Equity( Deficiency)                     (1,442)          (946)         5,482                   3,094
                                                               --------        -------       --------                --------

                                                               --------        -------       --------                --------
TOTAL LIABILITIES AND EQUITY                                   $  9,617        $ 5,006       $  4,407                $ 19,030
                                                               ========        =======       ========                ========

Chromatics Color Sciences International, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
Amounts in thousands, except per share data

                                                                                                     Pro Forma
                                                      For the year ended,                           Consolidated
                                                  ---------------------------                         For the
                                                      CCSI         Gordon                            Year Ended
                                                  December 31,   February 29,      Pro Forma        December 31,
                                                      1999          2000          Adjustments             1999
                                                  ------------   ------------     -----------       ------------
                                                     ---------         ------           -----          ---------
SALES                                                $   1,103        $ 6,664           $   -            $ 7,767
                                                     ---------         ------           -----          ---------

COSTS AND EXPENSES
------------------
Cost of Sales                                              898          4,665               -              5,563
Selling, General and Administrative                      8,905          1,731               -             10,636
Research and Development                                   996              -               -                996
Amortization of Goodwill                                                   65             295 (A)            360
                                                     ---------         ------           -----          ---------
                                                        10,799          6,461             295             17,555
                                                     ---------         ------           -----          ---------

OPERATING INCOME (LOSS)                                 (9,696)           203            (295)            (9,788)
                                                     ---------         ------           -----          ---------

INTEREST INCOME ( EXPENSE )
---------------------------
INTEREST INCOME                                            201             (1)              -                200
INTEREST EXPENSE                                        (3,313)          (619)            250 (B)         (3,682)
                                                     ---------         ------           -----          ---------
                                                        (3,112)          (620)            250             (3,482)
                                                     ---------         ------           -----          ---------

                                                     ---------         ------           -----          ---------
NET LOSS                                             $ (12,808)        $ (417)          $ (45)         $ (13,270)
                                                     =========         ======           =====          =========

NET LOSS TO COMMON SHAREHOLDERS
-------------------------------

NET LOSS                                             $ (12,808)        $ (417)          $ (45)         $ (13,270)
DEEMED DIVIDEND - PREFERRED STOCK                        1,558              -               -              1,558
                                                     ---------         ------           -----          ---------
NET LOSS TO COMMON SHAREHOLDERS                      $ (14,366)        $ (417)          $ (45)         $ (14,828)
                                                     =========         ======           =====          =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING              15,498              -             722 (C)         16,220
                                                     =========         ======           =====          =========

BASIC AND DILUTED LOSS PER SHARE                     $   (0.93)        $    -           $   -            $ (0.91)
                                                     =========         ======           =====          =========

Chromatics Color Sciences International, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
Amounts in thousands, except per share data

                                                                                                          Pro Forma
                                                                                                         Consolidated
                                                  For the three months ended,                            For the three
                                                    CCSI           Gordon                                Months Ended
                                                  March 31,     February 29,         Pro Forma             March 31,
                                                    2000            2000            Adjustments              2000
                                                    ----            ----            -----------              ----
                                                  --------         --------            --------            --------
SALES                                             $     39         $  1,575            $     --            $  1,614
                                                  --------         --------            --------            --------

COSTS AND EXPENSES
Cost of Sales                                           21            1,103                  --               1,124
Selling, General and Administrative                  2,300              321                  --               2,621
Research and Development                               295               --                  --                 295
Amortization of Goodwill                                                 16                  74(A)               90
                                                  --------         --------            --------            --------
                                                     2,616            1,440                  74               4,130
                                                  --------         --------            --------            --------

OPERATING INCOME (LOSS)                             (2,577)             135                 (74)             (2,516)
                                                  --------         --------            --------            --------

INTEREST INCOME ( EXPENSE )

INTEREST INCOME                                         45               --                  --                  45
INTEREST EXPENSE                                      (897)            (222)                 50(B)           (1,069)
                                                  --------         --------            --------            --------
                                                      (852)            (222)                 50              (1,024)
                                                  --------         --------            --------            --------

                                                  --------         --------            --------            --------
NET LOSS                                          $ (3,429)        $    (87)           $    (24)           $ (3,540)
                                                  ========         ========            ========            ========

NET LOSS TO COMMON SHAREHOLDERS

NET LOSS                                          $ (3,429)        $    (87)           $    (24)           $ (3,540)
DEEMED DIVIDEND - PREFERRED STOCK                      703               --                  --                 703
                                                  --------         --------            --------            --------
NET LOSS TO COMMON SHAREHOLDERS                   $ (4,132)        $    (87)           $    (24)           $ (4,243)
                                                  ========         ========            ========            ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING          15,630               --                 722(C)           16,352
                                                  ========         ========            ========            ========

BASIC AND DILUTED LOSS PER SHARE                  $  (0.26)        $     --            $     --            $  (0.26)
                                                  ========         ========            ========            ========

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


PRO FORMA BALANCE SHEET ADJUSTMENTS

         The pro forma presentation represents a preliminary allocation of the total consideration paid by the Company in connection with the Gordon acquisition. The transaction is being accounted for by the purchase method of accounting. We plan to hire an independent appraiser to value the net assets. Upon completion of this valuation, we will reallocate the purchase price to Gordon's assets and liabilities, both intangible and tangible, with the excess of the cost over the fair value of the net assets acquired allocated to goodwill. Management expects that, based on this allocation, additional purchase accounting adjustments will be made to Gordon's assets and liabilities, however, the affect of any changes is not expected to materially affect the pro forma financial statements.

     (1) Reflects our acquisition of 100% of Gordon for $3,945,000. This is reflected with an initial purchase price of approximately 85% for $3,292,000 and the accrual of an irrevocable option to purchase the remaining 15% of Gordon within one year of June 2, 2000. The purchase price is derived from the issuance of 523,405 shares of CCSI common stock at $6.29 per share issued at the closing date and 103,816 shares of CCSI common stock to be issued at an assumed price of $6.29 issued within one year. Goodwill represents the excess of the purchase price over Gordon's net assets, subject to the appraisal discussed above.

     (2) Reflects the repayment of Gordon debt for $609,000 cash and $1,244,000 of Gordon debt for 197,826 shares of CCSI common stock at $6.29 per share.

     (3) Reflects $375,000 of estimated closing costs relating to the acquisition of Gordon.


PRO FORMA INCOME STATEMENT ADJUSTMENTS

     (A) Reflects the amortization of goodwill. Goodwill is amortized over its estimated useful life of 20 years.

     (B) Reflects the reduction of interest expense assuming the debt purchased by CCSI was purchased at the beginning of the period.

     (C) Represents the weighted average number of shares issued in the acquisition of Gordon as indicated above.